EXHIBIT 99.1

Inuvo Reports Preliminary Unaudited Second Quarter Revenue of Approximately $12.9 Million

New York, NY – August 1, 2012 – Inuvo, Inc. (NYSE MKT: INUV) an Internet marketing and technology company specialized in marketing browser-based consumer applications, managing networks of website publishers and operating specialty websites, today reported preliminary unaudited revenue for the quarter ended June 30, 2012 is expected to be approximately $12.9 million. The anticipated revenue growth is based on improved performance in the Partner Programs and Software Search segments.

“We are pleased with the preliminary top-line financial results for the second quarter of 2012,” stated Peter Corrao, Chief Executive Officer of Inuvo.  “Our Partner Programs segment benefited from strong growth in display advertising and our Software Search segment benefited from Tier 1 growth in our alOt Appbar user base, expansion of marketing efforts into new countries, and search query increases.   Thanks to the operational groundwork created through the merger we are now positioned to leverage this foundation for expected continued quarter-on-quarter revenue growth throughout the remainder of fiscal 2012.  We are happy to announce that preliminary unaudited revenue for July 2012 was approximately $4.6 million.”

Inuvo will be reporting second quarter 2012 earnings on Thursday, August 9, 2012 and management will host a conference call that day at 4:30 PM EST.

About Inuvo, Inc.
Inuvo®, Inc. (NYSE Amex: INUV), is an Internet marketing and technology company specialized in marketing browser-based consumer applications, managing networks of website publishers and operating specialty websites. To learn more about Inuvo, please visit www.inuvo.com.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of the Company's revenue for the second quarter 2011 and for the month of July 2012, which are preliminary and unaudited, subject to adjustment and subject to a number of risks, assumptions, and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional key risks are described in the filings made by Inuvo with the U.S. Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2011 and most recent Form 10-Q.

Contact:

Alliance Advisors, LLC
Alan Sheinwald, 914-669-0222
President
asheinwald@allianceadvisors.net

Inuvo, Inc.
Wally Ruiz, 212-231-2000 Ext. 160
Chief Financial Officer
wallace.ruiz@inuvo.com